Exhibit (h)(1)

ADMINISTRATIVE AGENCY AGREEMENT

THIS AGREEMENT is made as of June 18, 2014 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (the “Administrator”), and USCF ETF TRUST, a Delaware statutory trust (the “Fund” on behalf of each series listed on Appendix A to this Agreement each a “Portfolio” and collectively, the “Portfolios”) and registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the “1940 Act”).

WITNESSETH:

WHEREAS, the Fund is registered with the United States Securities and Exchange Commission as a management investment company under the 1940 Act; and

WHEREAS, the Fund desires to retain the Administrator to render certain services to the Fund, and the Administrator is willing to render such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1. Appointment of Administrator. The Fund hereby appoints the Administrator to act as its administrative agent on the terms set forth in this Agreement, and the Administrator accepts such appointment.

2. Delivery of Documents. The Fund will on a continuing basis provide the Administrator with:

2.1 properly certified or authenticated copies of resolutions of the Fund’s Board of Trustees authorizing the appointment of the Administrator as administrative agent of the Fund and approving this Agreement;

2.2 a copy of the Fund’s most recent registration statement;

2.3 copies of all agreements between the Fund and its service providers, including without limitation, advisory, distribution and administration agreements and distribution and/or shareholder servicing plans;

2.4 a copy of the Fund’s valuation procedures;

2.5 a copy of the Fund’s Declaration of Trust and By-laws;

2.6 any other documents or resolutions (including but not limited to directions or resolutions of the Fund’s Board of Trustees) which relate to or affect the Administrator’s performance of its duties hereunder or which the Administrator may at any time reasonably request; and

2.7 copies of any and all amendments or supplements to the foregoing.

3. Duties as Administrator. Subject to the supervision and direction of the Fund’s Board of Trustees, the Administrator will perform the administrative services described in Appendix B hereto. Additional services may be provided by the Administrator upon the request of the Fund as mutually agreed from time to time. In performing its duties and obligations hereunder, the Administrator will act in accordance with the Fund’s instructions as defined in Section 5 (“Instructions”). It is agreed and understood that the Administrator shall not be responsible for the Fund’s compliance with any applicable documents, laws or regulations, or for losses, costs or expenses arising out of the Fund’s failure to comply with said documents, laws or regulations or the Fund’s failure or inability to correct any non-compliance therewith. The Administrator shall in no event be required to take any action, which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

3.1 Records. The Administrator will maintain and retain such records as required by the 1940 Act and other applicable federal securities laws and created pursuant to the performance of the Administrator’s obligations under this Agreement. The Administrator will maintain such other records as requested by the Fund and received by the Administrator. The Administrator shall not be responsible for the accuracy and completeness of any records not created by the Administrator. The Administrator acknowledges that the records maintained and preserved by the Administrator pursuant to this Agreement are the property of the Fund and will be, at the Fund’s expense, surrendered promptly upon reasonable request. In performing its obligations under this Section, the Administrator may utilize micrographic and electronic storage media as well as independent third party storage facilities.

3.2 Use of Agents The Administrator may at any time or times in its discretion appoint (and may at any time remove) any other affiliate, bank, trust fund or subcontractor as its agent (each an “Agent” and collectively, the “Agents”), to carry out such provisions of this Agreement as it may from time to time direct. The Administrator shall exercise reasonable care in the selection and monitoring of such Agents. The appointment of an Agent or Sub-custodian shall not relieve the Administrator of its obligations under this Agreement.

4. Duties of the Fund. The Fund shall notify the Administrator promptly of any matter affecting the performance by the Administrator of its services under this Agreement and where the Administrator is providing fund accounting services pursuant to this Agreement shall promptly notify the Administrator as to the accrual of liabilities of the Fund, liabilities of the Fund not appearing on the books of account kept by the Administrator as to the existence, status and proper treatment of reserves, if any, authorized by the Fund. Where the Administrator is providing portfolio compliance monitoring services pursuant to this Agreement, the Fund agrees to notify the Administrator in the event the Fund or any officer, employee or agent of the Fund detects a possible non-compliance of the Fund with its investment restrictions, policies and limitations. The Fund agrees to provide such information to the Administrator as may be requested under the banking and securities laws of the United States or other jurisdictions relating to “Know Your Customer” and money laundering prevention rules and regulations (collectively, the “KYC Requirements”). For purposes of this subsection, and in connection with all applicable KYC Requirements, the Fund and each Portfolio is the “client” or “customer” of the Administrator. The Fund further represents that it will perform all obligations required under applicable KYC Requirements with respect to its “customers” (as defined in the KYC Requirements) and that, because these customers do not constitute “customers” or “clients” of the Administrator under such applicable rules and regulations, the Administrator is under no such similar obligations.

5. Instructions.

5.1 The Administrator shall not be liable for, and shall be indemnified by the Fund against any and all losses, costs, damages or expenses arising from or as a result of, any action taken or omitted in acting in accordance with Instructions or upon any other written notice, request, direction, instruction, certificate or other instrument believed by it to be genuine and signed or authorized by the proper party or parties. A list of persons so authorized by the Fund (“Authorized Persons”) is attached hereto as Appendix C and upon which the Administrator may rely until its receipt of notification to the contrary by the Fund.

5.2 Instructions shall include a written request, direction, instruction or certification signed or initialed on behalf of the Fund by one or more persons as the Board of Trustees of the Fund shall have from time to time authorized in writing. Those persons authorized to give Instructions may be identified by the Board of Trustees by name, title or position and may include at least one officer empowered by the Board to name other individuals who are authorized to give Instructions on behalf of the Fund.

5.3 Telephonic or other oral instructions or instructions given by telefax transmission may be given by any one of the above persons and will also be considered Instructions if the Administrator believes them to have been given by a person authorized to give such Instructions with respect to the transaction involved.

5.4 With respect to telefax transmissions, the Fund hereby acknowledges that (i) receipt of legible instructions cannot be assured, (ii) the Administrator cannot verify that authorized signatures on telefax instructions are original, and (iii) the Administrator shall not be responsible for losses or expenses incurred through actions reasonably taken in reliance on such telefax instructions. The Fund agrees that such telefax instructions shall be conclusive evidence of the Fund’s Instruction to the Administrator to act or to omit to act.

5.5 Instructions given orally will not be confirmed in writing and the lack of such confirmation shall in no way affect any action taken by the Administrator in reliance upon such oral Instructions. The Fund authorizes the Administrator to tape record any and all telephonic or other oral Instructions given to the Administrator by or on behalf of the Fund (including any of its officers, directors, trustees, employees or agents or any investment manager or adviser or person or entity with similar responsibilities which is authorized to give Instructions on behalf of the Fund to the Administrator.)

6. Expenses and Compensation. For the services to be rendered and the facilities to be furnished by the Administrator as provided for in this Agreement, the Fund shall pay the Administrator for its services rendered pursuant to this Agreement a fee based on such fee schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. Additional services performed by the Administrator as requested by the Fund shall be subject to additional fees as mutually agreed from time to time. In addition to such fee, the Administrator shall bill the Fund separately for any out-of-pocket disbursements of the Administrator based on an out-of-pocket schedule as may from time to time be agreed upon in writing by the Fund and the Administrator. The foregoing fees and disbursements shall be billed to the Fund by the Administrator and shall be paid promptly by wire transfer or other appropriate means to the Administrator.

7. Standard of Care. The Administrator shall be held to the exercise of reasonable care and diligence in carrying out the provisions of this Agreement, provided that the Administrator shall not thereby be required to take any action which is in contravention of any applicable law, rule or regulation or any order or judgment of any court of competent jurisdiction.

8. General Limitations on Liability. The Administrator shall incur no liability with respect to any telecommunications, equipment or power failures, or any failures to perform or delays in performance by postal or courier services or third-party information providers (including without limitation those listed on Appendix D), subject to the absence of negligence by Administrator.

8.1 The Administrator shall also incur no liability under this Agreement if the Administrator or any agent or entity utilized by the Administrator shall be prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of causes or events beyond its control, including but not limited to:

8.1.1 any Sovereign Event. A “Sovereign Event” shall mean any nationalization; expropriation; devaluation; revaluation; confiscation; seizure; cancellation; destruction; strike; act of war, terrorism, insurrection or revolution; or any other act or event beyond the Administrator’s control;

8.1.2 any provision of any present or future law, regulation or order of the United States or any state thereof, or of any foreign country or political subdivision thereof, or of any securities depository or clearing agency; and

8.1.3 any provision of any order or judgment of any court of competent jurisdiction.

8.2 The Administrator shall not be held accountable or liable for any losses, damages or expenses the Fund or any shareholder or former shareholder of the Fund or any other person may suffer or incur arising from acts, omissions, errors or delays of the Administrator in the performance of its obligations and duties as provided in Section 3 hereof, including without limitation any error of judgment or mistake of law, except a damage, loss or expense directly resulting from the Administrator’s willful malfeasance, bad faith or negligence in the performance of such Administrator’s obligations and duties.

8.3 The Administrator shall not be liable for any damages arising out of any misstatement or omission in the Fund’s registration statement, prospectus, shareholder report, offering document or other information filed or made public by the Fund or ALPS Distributors, Inc. (the “Distributor”).

8.4 In no event and under no circumstances shall the Administrator be held liable to the other party for consequential or indirect damages, loss of profits, damage to reputation or business or any other special or punitive damages arising under or by reason of any provision of this Agreement or for any act or omissions hereunder, even if the Administrator has been advised of the possibility of such damages or losses.

9. Specific Limitations on Liability. In addition to, and without limiting the application of the general limitations on liability contained in Section 8, above, the following specific limitations on the Administrator’s liability shall apply to the particular administrative services set forth on Appendix B hereto.

9.1 Portfolio Compliance Monitoring. The compliance monitoring of the investments of the Fund and/or each Portfolio with respect to investment restrictions and policies is subject to parameters that may vary over time and which may be beyond the control or knowledge of the Administrator. Consequently, the results of the monitoring as notified by the Administrator to the Fund are to be considered merely as an indication of possible non-compliance with the investment restrictions and policies of the Fund and/or Portfolio rather than an affirmative statement as to non-compliance with the investment restrictions and policies. Moreover, the Administrator may not detect a breach and consequently might not notify the Fund thereof if information or data provided by the Fund is inaccurate, incomplete or ambiguous. The Board of Trustees of the Fund shall remain fully responsible for ensuring compliance of the investments of the Fund and each Portfolio with its investment restrictions and policies and the services provided by the Administrator in monitoring investment restrictions and policies shall not be deemed to be a delegation of the Board’s responsibility to the Administrator. In addition, the Fund agrees that the Administrator shall not be liable for the accuracy, completeness or use of any information or data any compliance system used by the Administrator generates in connection with such administrative compliance monitoring on any given date.

9.2 Liability for Fund Accounting Services. Without limiting the provisions in Section 8 hereof, the Administrator’s liability for acts, omissions, errors or delays relating to its fund accounting obligations and duties shall be limited to the amount of any expenses associated with a required recalculation of net asset value per share (“NAV”) or any direct damages suffered by shareholders in connection with such recalculation. The Administrator’s liability or accountability for such acts, omissions, errors or delays shall be further subject to clauses 9.2.1 through 9.2.3 below.

9.2.1. The parties hereto acknowledge that the Administrator’s causing an error or delay in the determination of NAV may, but does not in and of itself, constitute negligence or reckless or willful misconduct. The parties further acknowledge that in accordance with industry practice, the Administrator shall be liable and the recalculation of NAV shall be performed only with regard to errors in the calculation of the NAV that are greater than or equal to $.01 per share of a Fund. If a recalculation of NAV occurs, the Fund agrees to reprocess shareholder transactions or take such other action(s) so as to eliminate or minimize to the extent possible the liability of the Administrator.

9.2.2 The Administrator shall not be held accountable or liable to the Fund, any shareholder or former shareholder thereof or any other person for any delays or losses, damages or expenses any of them may suffer or incur resulting from (i) the Administrator’s usage of a third party service provider for the purpose of storing records delivered to the Administrator by the Fund and which the Administrator did not create in the performance of its obligations hereunder; (ii) the Administrator’s failure to receive timely and suitable notification concerning quotations or corporate actions relating to or affecting portfolio securities of the Fund; or (iii) any errors in the computation of NAV based upon or arising out of quotations or information as to corporate actions if received by the Administrator either (a)

from a source which the Administrator was authorized to rely upon (including, but not limited to, the fair value pricing procedures of any investment manager or adviser of the Fund and those sources listed on Appendix D), (b) from a source which in the Administrator’s reasonable judgment was as reliable a source for such quotations or information as such authorized sources, or (c) relevant information known to the Fund or its service provider which would impact the calculation of NAV but which is not communicated by the Fund or its service providers to the Administrator. To the extent that Fund assets are not in the custody of the Administrator, the Administrator may conclusively rely on any reporting in connection with such assets provided to the Administrator by a third party on behalf of the Fund.

9.2.3. In the event of any error or delay in the determination of such NAV for which the Administrator may be liable, the Fund and the Administrator will consult and make good faith efforts to reach agreement on what actions should be taken in order to mitigate any loss suffered by the Fund or its present or former shareholders, in order that the Administrator’s exposure to liability shall be reduced to the extent possible after taking into account all relevant factors and alternatives. It is understood that in attempting to reach agreement on the actions to be taken or the amount of the loss which should appropriately be borne by the Administrator, the Fund and the Administrator will consider such relevant factors as the amount of the loss involved, the Fund’s desire to avoid loss of shareholder good will, the fact that other persons or entities could have been reasonably expected to have detected the error sooner than the time it was actually discovered, the appropriateness of limiting or eliminating the benefit which shareholders or former shareholders might have obtained by reason of the error, and the possibility that other parties providing services to the Fund might be induced to absorb a portion of the loss incurred.

9.3 Liability for ETF Transfer Agency and Related Services. Without limiting the provisions in Section 8 hereof, the Administrator shall have no liability for any damages arising out of (i) the failure of any Authorized Participant to perform its obligations under a Participant Agreement (“Participant Agreement” defined for this purpose as any Participant Agreement between the Distributor and an Authorized Participant acknowledged by the Administrator); (ii) activities or statements of sales or wholesaler personnel who are employed by the Distributor or its affiliates; or (iii) the failure of any Authorized Participant to deposit with the Fund’s Custodian sufficient collateral, or to provide additional collateral upon request by the Administrator, in connection with the monitoring services provided for herein on Appendix B; or (b) any errors in the computation of collateral requirements based upon or arising out of quotations or information received by the Administrator from a source which the Administrator was authorized to rely upon (including, but not limited to, those sources listed on Appendix D).

10. Indemnification. The Fund hereby agrees to indemnify the Administrator against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any act, omission, error or delay or any claim, demand, action or suit, in connection with or arising out of performance of its obligations and duties under this Agreement, not resulting from the willful malfeasance, bad faith or negligence of the Administrator in the performance of such obligations and duties. The provisions of this Section 10 shall survive the termination of this Agreement.

11. Reliance by the Administrator on Opinions of Counsel and Opinions of Certified Public Accountants.

The Administrator may consult with its counsel or the Fund’s counsel in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of its counsel or of the Fund’s counsel with respect to questions of law.

The Administrator may consult with a certified public accountant or the Fund’s Treasurer in any case where so doing appears to the Administrator to be necessary or desirable. The Administrator shall not be considered to have engaged in any misconduct or to have acted negligently and shall be without liability in acting upon the advice of such certified public accountant or of the Fund’s Treasurer.

12. Termination of Agreement. This Agreement may be terminated by either party in accordance with the provisions of this Section

12.1 This Agreement shall have an initial term of three (3) years from the date hereof. Thereafter, this Agreement shall automatically renew for successive one (1) year periods unless either party terminates this Agreement by written notice effective no sooner than seventy-five (75) days following the date that notice to such effect shall be delivered to the other party at its address set forth herein. Notwithstanding the foregoing provisions, either party may terminate this Agreement at any time (a) for cause, which as a material breach of the Agreement not cured within sixty (60) days, in which case termination shall be effective upon written receipt of notice by the non-terminating party, or upon written notice to the other party in the event that the either party is adjudged bankrupt or insolvent, or there shall be commenced against such party a case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect. In the event a termination notice is given by a party hereto, all expenses associated with the movement of records and materials and the conversion thereof shall be paid by the Fund for which services shall cease to be performed hereunder. The Administrator shall be responsible for completing all actions in progress when such termination notice is given unless otherwise agreed.

12.2 Upon termination of the Agreement in accordance with this Section 12, the Fund may request the Administrator to promptly deliver to the Fund or to any designated third party all records created and maintained by the Administrator pursuant to Section 3.1 of this Agreement, as well as any Fund records maintained but not created by the Administrator. If such request is provided in writing by the Fund to the Administrator within seventy-five (75) days of the date of termination of the Agreement, the Administrator shall provide to the Fund a certification that all records created by the Administrator pursuant to its obligations under Section 3.1 of this Agreement are accurate and complete. After seventy-five (75) days of the date of termination of this Agreement, no such certification will be provided to the Fund by the Administrator and the Administrator is under no further obligation to ensure that records created by the Administrator pursuant to Section 3.1 of this Agreement are maintained in a form that is accurate or complete.

13. Confidentiality. The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or obtaining services pursuant to this Agreement and, except as may be required in carrying out this Agreement (including, without limitation, disclosure to Agents appointed by the Administrator), shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by or to any regulator of the Funds, Administrator or its Agents, any auditor or attorney of the parties hereto, or by judicial or administrative process or otherwise by applicable law.

14. Tape-recording. The Fund authorizes the Administrator to tape record any and all telephonic or other oral instructions given to the Administrator by or on behalf of the Fund, including from any Authorized Person. This authorization will remain in effect until and unless revoked by the Fund in writing. The Fund further agrees to solicit valid written or other consent from any of its employees with respect to telephone communications to the extent such consent is required by applicable law.

15. Entire Agreement; Amendment. This Agreement constitutes the entire understanding and agreement of the parties hereto and supersedes any other oral or written agreements heretofore in effect between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended or terminated except by a statement in writing signed by the party against which enforcement of the amendment or termination is sought.

16. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

17. Headings. The section headings in this Agreement are for the convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions thereof.

18. Governing Law. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Massachusetts without giving effect to conflicts of laws principles and each of the parties hereto irrevocably consents to the exclusive jurisdiction of the courts of the Commonwealth of Massachusetts in the City of Boston and the federal courts located in the City of Boston. The fund irrevocably waives any objection it may now or hereafter have to the laying of venue of any action or proceeding in any of the aforesaid courts and any claim that any such action or proceeding has been brought in an inconvenient forum. Furthermore, each party hereto irrevocably waives any right that it may have to trial by jury in any action, proceeding or counterclaim arising out of or related to this Agreement or the services contemplated hereby.

19. Notices. Notices and other writings delivered or mailed postage prepaid to the Fund addressed to the Fund at 1999 Harrison Street, Suite 1530, Oakland, CA 94612, Attention: Heather Harker, General Counsel or to such other address as the Fund may have designated to the Administrator in writing, or to the Administrator at 50 Post Office Square, Boston, MA 02110-1548, Attention: Manager, Fund Administration Department, or to such other address as the Administrator may have designated to the Fund in writing, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

20. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Fund and the Administrator and their respective successors and assigns, provided that no party hereto may assign this Agreement or any of its rights or obligations hereunder without the written consent of the other party. Each party agrees that only the parties to this Agreement and/or their successors in interest shall have a right to enforce the terms of this Agreement. Accordingly, no client of the Fund or other third party shall have any rights under this Agreement and such rights are explicitly disclaimed by the parties.

21. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original. This Agreement shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Agreement shall be acceptable evidence of the existence of the Agreement and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

22. Exclusivity. The services furnished by the Administrator hereunder are not to be deemed exclusive, and the Administrator shall be free to furnish similar services to others.

23. Authorization. The Fund hereby represents and warrants that the Fund’s Board of Trustees has authorized the execution and delivery of this Agreement and that an authorized officer of the Fund has signed this Agreement, Appendices A, B, C, and D and the fee schedule hereto.

24. Separate Agreements. Solely for the convenience of the parties hereto, in lieu of executing an individual Agreement between Administrator and each Fund, Administrator and each Fund have determined to execute this single Agreement on the terms contained herein. Therefore, anything in this Agreement to the contrary notwithstanding, this Agreement will be interpreted as if each Fund had executed a separate Agreement with Administrator having the terms of this Agreement. Each such deemed Agreement is intended to be, and shall be treated for all purposes as, a separate Agreement between Administrator and any other Fund. Accordingly, no Fund shall have any liability for the obligations of any other Fund, whether hereunder or otherwise.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

The undersigned acknowledges that (I/we) have received a copy of this document .

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Shawn R. McNinch

Name:	Shawn R. McNinch
Title:	Senior Vice President, Global Head of ETF Services

Date:	June 26, 2014

USCF ETF TRUST ON BEHALF OF ITS PORTFOLIOS LISTED ON APPENDIX A

By:	/s/ Howard Mah

Name:	Howard Mah
Title:	Trustee and Chief Compliance Officer

Date:	June 18, 2014

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

Dated as of June 18, 2014

The following is a list of Portfolios for which the Administrator shall serve under an Administrative Agency Agreement dated as of June 18, 2014:

Stock Split Index Fund

USCF ETF TRUST ON BEHALF OF ITS PORTFOLIOS LISTED ON APPENDIX A

By:	/s/ Howard Mah

Name:	Howard Mah
Title:	Trustee and Chief Compliance Officer
Date:	June 18, 2014

APPENDIX B

ADMINISTRATIVE AGENCY AGREEMENT

Services

Fund Accounting Services

The Administrator will provide the following fund accounting services to each Portfolio each day that such Portfolio and the New York Stock Exchange Arca (“NYSE”) is open (each a “Business Day”): transaction processing and review, custodial reconciliation, securities pricing and investment accounting.

Transaction Processing and Review. The Administrator shall input and reconcile each Portfolio’s investment activity including with respect to:

•	Investment taxlots

•	Income

•	Dividends

•	Principal paydowns

•	Capital activity

•	Expense accruals

•	Cash activity

•	Corporate Reorganizations

Custodial Reconciliation. The Administrator shall reconcile the following positions of each Portfolio against the records of the Custodian:

•	Securities holdings

•	Cash including cash transfers, fees assessed and other investment related cash transactions

•	Trade settlements

Securities Pricing. The Administrator shall update each security position of each Portfolio as to the following:

•	Market prices obtained from approved sources including those listed on Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

•	Mark to market of non-base receivables/payables utilizing approved foreign exchange quotations as quoted in Appendix D

•	Mark to market of non-base currency positions utilizing the approved sources quoted in Appendix D or Fair Valuations obtained from an Authorized Person of the Fund

Investment Accounting. The Administrator shall provide the following investment accounting services to each Portfolio:

•	Amortization/accretion at the individual tax lot level

•	General ledger entries

•	Book value calculations

•	Trade Date + 1 accounting

•	Calculation of Net Asset Value Per Share (“NAV”) as of the close of business of the NYSE

Portfolio Compliance Monitoring Services

The Administrator shall perform the following compliance monitoring services with respect to the investments of each Portfolio on each Business Day unless otherwise specified (“Portfolio Compliance Monitoring Services”):

•	Trade date plus one monitoring of each Portfolio’s investments with respect to the investment restrictions, policies and limitations as described in the current prospectus and statement of additional information, which shall be provided to the Administrator by the Fund, and agreed to by the Administrator and Fund

¡	Monitoring of policies, restrictions and limitations with respect to certain derivative investments is performed monthly (or as requested)

•	Trade date plus one monitoring of each Portfolio’s investments with respect to the 1940 Act requirements and rules thereunder (including Rule 2a-7 if applicable) and applicable Internal Revenue Code rules and regulations as described in Exhibit A attached hereto

¡	Rule 17g-1 monitoring shall be performed monthly as requested

¡	Qualifying income monitoring with respect to Subchapter M compliance shall be performed monthly

•	Trade date plus one monitoring of other portfolio investment restrictions, policies and limitations at such times as may be agreed in writing by the Fund and Administrator

•	The Administrator shall notify the Fund’s Chief Compliance Officer (“CCO”) or such other Authorized Person as may be agreed to by the Fund in the event and at such times as the Administrator detects possible non-compliance with a Portfolio’s investment restrictions, policies and limitations (“Daily Exception Reporting”)

•	Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a monthly report summarizing the results of the Portfolio Compliance Monitoring Services (“Monthly Summary Reporting”)

•	Provide the Fund’s Board of Trustees/Directors a quarterly report summarizing the results of the Portfolio Compliance Monitoring Services (“Quarterly Board Summary Reporting”)

•	Assist the Fund in producing quarterly brokerage-related reports for the Fund’s Board of Trustees as requested by the Fund and agreed to by the Administrator

The Administrator shall perform the following additional compliance monitoring services with respect to each Portfolio one each Business Day:

•	Provide the Fund’s CCO or such other Authorized Person as may be agreed to by the Fund a daily portfolio compliance summary report (“Daily Summary Reporting”)

Tax Support Services

The Administrator shall provide the following tax support services to the Fund:

•	Prepare fiscal year-end and excise tax distribution calculations;

•	Prepare monthly, quarterly and annual income distributions as described in each Fund’s or Portfolio’s prospectus

•	Provide any tax analysis of portfolio transactions

•	Prepare annual capital gain distribution(s) including spillback amounts as required

•	Prepare tax-related ROCSOP entries for fund accounting purposes

•	Review required tax disclosures (such as tax cost, long-term capital gain, tax-exempt designation, foreign tax credits, dividend-received deductions, and qualified dividend income pass throughs) in the Fund’s financial statements

•	Prepare and file federal, state and local (if any) income tax returns, including tax return extension requests, for signature by the Fund and/or its auditor

•	Prepare shareholder year-end tax information

•	Calculate the amounts and characterizations of distributions declared during the calendar year for Form 1099/DIV reporting

•	Provide analysis and necessary adjustments based on passive foreign investment companies (“PFICs”) that have been identified by the Fund and communicated to the Administrator

•	Consult with the Fund’s Authorized Persons on their management and/or investment strategy regarding straddles identified by the Fund and communicated to the Administrator and provide necessary adjustments

Additional Tax Support Services

•	Prepare and maintain tax accruals and necessary adjustments for convertible preferred stock investments

•	Prepare available tax equalization schedules

•	Prepare monthly Qualified Investment Income

•	Prepare quarterly estimates of Qualified Dividend Income

•	Prepare interim estimates of taxable income and capital gains

•	Consult with the Fund’s Authorized Persons on various tax issues as requested and with the Fund’s independent public accountant when appropriate

Performance Measurement Services

The Administrator shall provide the following services related to calculating and reporting Fund performance:

•	Calculate time weighted total returns for each Portfolio (by class, if applicable) and report such returns to the Fund on a monthly basis, and SEC after-tax returns on an annual basis

•	Provide and review each Portfolio’s performance information disclosed in its financial statements, prospectus and statement of additional information

•	At the Fund’s request, report portfolio holdings to identified database companies

Expense Administration Services

The Administrator shall:

•	Prepare and facilitate payment of Fund expense invoices

•	Prepare a budget package and make adjustments as appropriate

Financial Reporting Services

The Administrator shall:

•	Provide one annual report, one semi-annual report and two quarterly reports for the Fund per fiscal year.

•	Such preparation will include the coordination of all financial printer and author edits and the review of printer drafts.

•	Coordination of the audit of the Fund by its independent public auditor (e.g. manage open items list, host weekly audit meeting, etc).

ETF Transfer Agency and Related Services

The Administrator shall perform the following ETF Transfer Agency and Related services and such other obligations as are set forth in any Participant Agreement between the Fund, and an Authorized Participant and accepted, in writing, by the Administrator:

I.	Creation and Redemption of Creation Units.

It is agreed and understood that the Administrator on the Fund’s behalf, shall process the issuance and redemption of Creation Units of the Fund in blocks of shares as established in the Prospectus for the Fund (“Creation Units”) to and from such persons as are identified and approved by the Distributor as Authorized Participants and who have entered into a Participant Agreement.

A.	Accept from Authorized Participants creation and redemption orders for communication to the appropriate parties, approval (as may be agreed with the Distributor) and processing.

B.	Pursuant to creation and redemption orders that the Administrator as transfer agent shall receive from Authorized Participants (and which shall be confirmed by the Distributor, as required) and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall communicate such orders to the Trust or Fund as appropriate.

B.	Pursuant to such creation orders that the Administrator as the Index Receipt Agent shall receive (and which shall be confirmed by the Distributor) and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions to the Fund’s custodian, Brown Brothers Harriman & Co. (“Custodian”) and pursuant to such orders register the appropriate number of book entry only Creation Units in the name of The Depository Trust Company (“DTC”) or its nominee as a shareholder (each a “Authorized Participant”) of the Fund and deliver the Creation Units of the Fund to the appropriate Authorized Participant.

C.	Pursuant to such redemption orders that Index Receipt Agent shall receive from the Authorized Participant and pursuant to the procedures set forth in the Participant Agreement, the Administrator shall transfer appropriate trade instructions to the Custodian and, pursuant to such orders, redeem the appropriate number of Creation Units that are delivered to the designated DTC Participant Account of the Custodian for redemption and debit such Creation Units from the account of the Authorized Participant on the register of the Fund.

D.	On behalf of the Fund, the Administrator shall issue Creation Units for settlement with purchasers through DTC as the purchaser is authorized to receive. Beneficial ownership of ETF shares shall be shown on the records of DTC and DTC Participants and not on any records maintained by the Administrator. In issuing Creation Units through DTC to an Authorized Participant, the Administrator shall be entitled to rely upon the latest Instructions that are received from the Distributor by the Administrator as Index Receipt Agent concerning the issuance and delivery of such Creation Units for settlement.

E.	The Administrator shall not issue on behalf of the Fund any Creation Units where it has received an Instruction from the Fund or the Distributor or written notification from any federal or state authority that the sale of the ETF shares has been suspended or discontinued, and the Administrator shall be entitled to rely upon such Instructions or written notification.

F.	Upon the issuance of Creation Units as provided herein, the Administrator shall not be responsible for the payment of any original issue or other taxes, if any, required to be paid by the Fund or the Distributor in connection with such issuance.

G.	The Administrator will act only upon Instruction from the Fund and/or the Distributor in addressing any failure in the delivery of cash, securities and/or shares in connection with the creation and redemption of Creation Units. The Administrator shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

II.	Recordkeeping.

A.	The Administrator shall record the creation and redemption of Creation Units and maintain, pursuant to Rule 17Ad-14(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Creation Units that are authorized, issued and outstanding based upon data provided to the Administrator by the Fund or the Distributor. The Administrator shall also provide the Fund on a regular basis with the total number of Creation Units authorized, issued and outstanding; provided however that the Administrator shall not be responsible for monitoring the issuance of such Creation Units or compliance with any laws relating to the validity of the issuance or the legality of the sale of such Creation Units or shares.

III.	Services Related to the Monitoring of Cash Collateral.

(a)	Monitor the collateralization levels as set forth in Participant Agreements in connection with cash collateral posted by Authorized Participants in connection with Creation Unit activity.
(b)	Mark to market daily the value of such cash collateral using a pricing source set forth on Appendix D.
(c)	Monitor collateral levels daily and communicate calls for additional collateral to the Authorized Participants as necessary based upon daily collateral requirement calculations using ratios set forth in Participant Agreements.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Shawn R. McNinch

Name:	Shawn R. McNinch
Title:	Senior Vice President, Global Head of ETF Services

Date:	June 26, 2014

USCF ETF TRUST ON BEHALF OF ITS PORTFOLIOS LISTED ON APPENDIX A

By:	/s/ Howard Mah

Name:	Howard Mah
Title:	Trustee and Chief Compliance Officer

Date:	June 18, 2014

APPENDIX C

ADMINISTRATIVE AGENCY AGREEMENT

List of Authorized Persons

Nicholas D. Gerber

Howard Mah

USCF ETF TRUST ON BEHALF OF ITS PORTFOLIOS LISTED ON APPENDIX A

By:	/s/ Howard Mah

Name:	Howard Mah
Title:	Trustee and Chief Compliance Officer
Date:	June 18, 2014

APPENDIX D TO

ADMINISTRATIVE AGENCY AGREEMENT

AUTHORISED SOURCES

The Fund hereby acknowledges that the Administrator is authorized to use the following authorized sources and their successors and assigns for financial reporting, compliance monitoring, performance measurement, pricing (including corporate actions, dividends and rights offering), and foreign exchange quotations, to assist it in fulfilling its obligations under the aforementioned Agreement.

BANK OF AMERICA MERRILL LYNCH GLOBAL RESEARCH

BLOOMBERG

RUSSELL/MELLON

FUND MANAGERS / CLIENT DIRECTED

INTERACTIVE DATA CORPORATION

REPUTABLE BROKERS

THOMSON REUTERS

SUBCUSTODIAN BANKS

SIX FINANCIAL

REPUTABLE FINANCIAL PUBLICATIONS

STOCK EXCHANGES

STAT PRO

MORGAN STANLEY CAPITAL INTERNATIONAL

WALL STREET OFFICE

PRICING DIRECT

MARKIT

SUPER DERIVATIVES

S&P

DOW JONES

JP MORGAN

SQX (SECURITIES QUOTE EXCHANGE)

BARCLAYS

FITCH SOLUTIONS

MOODYS

FORD EQUITY RESEARCH

FTSE GROUP

INVESTMENT TECHNOLOGY GROUP (ITG)

WM COMPANY

WOLTERS KLUWER FINANCIAL SERVICES

DEPOSITORIES (DTC, EUROCLEAR, ETC)

CLEARING BANKS (JP MORGAN CHASE, BANK OF NEW YORK MELLON, ETC)

OeKB

CITIGROUP INDEX LLC

MORNINGSTAR INC.

USCF ETF TRUST ON BEHALF OF ITS PORTFOLIOS LISTED ON APPENDIX A

By:	/s/ Howard Mah

Name:	Howard Mah

Title:	Trustee and Chief Compliance Officer
Date:	June 18, 2014